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EXHIBIT 21.1
SUBSIDIARIES:


Netsol USA, Inc. (USA-Virginia)

Network Solutions (Pvt) Ltd. (Pakistan)

Netsol UK, Ltd. (UK)

Netsol Abraxas, Pty. Ltd. (Australia)

Netsol Supernet, AG (Germany)

Netsol eR, Inc. (USA-Calabasas)

Netsol Connect (PVT.) Limited

Network Solutions Group Limited

Network Solutions Limited

Network Solutions (Northern) Limited